                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 Amendment No.

                          MOORE PRODUCTS, INCORPORATED
                                     COMMON
                               CUSIP:  615836103

                               December 31, 1996

Check the following box if a fee is being paid with this statement _

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
(1)   Names of Reporting Persons S.S. or I.R.S.      Wachovia Corporation
     Identification Nos. of Above Persons                 56-1473727
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(2)   Check the Appropriate Box if a Member of a          (a)   N/A
           Group (See Instructions)
                                                     --------------------
                                                          (b)   N/A
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            (3)   SEC Use Only
-------------------------------------------------------------------------
    (4)   Citizenship or Place of Organization        North Carolina
-------------------------------------------------------------------------
   Number of Shares Beneficially Owned by Each
              Reporting Person With
-------------------------------------------------------------------------
                      (5) Sole Voting Power              135,665
          ---------------------------------------------------------------
                     (6) Shared Voting Power
          ---------------------------------------------------------------
                    (7) Sole Dispositive Power           135,665
          ---------------------------------------------------------------
                   (8) Shared Dispositive Power
-------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each      135,665
            Reporting Person
-------------------------------------------------------------------------
        (10)  Check if Aggregate Amount in Row
              9 Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in              5.3%
                     Row 9
-------------------------------------------------------------------------
        (12)   Type of Reporting Person
               (See Instructions)                            HC
-------------------------------------------------------------------------
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
ITEM 1 (A)     NAME OF ISSUER:

                    See cover page.

ITEM 1 (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    Sumneytown Pike
                    Spring House, PA  19477-0900

ITEM 2 (A)     NAME OF PERSON FILING:

               A.   See cover page.

ITEM 2 (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               A.   301 North Main Street
                    Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)     CITIZENSHIP:

               A.   See cover page.

ITEM 2 (D)     TITLE OF CLASS OF SECURITIES:

                    See cover page.

ITEM 2 (E)     CUSIP NUMBER:

                    See cover page.

ITEM 3         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
               13D-3(B), CHECK WHETHER THE PERSON FILING IS A:

               (G)  (X)  PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                         240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7)

ITEM 4         OWNERSHIP.

               IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR
               COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH
               DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE
               PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND
               IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

               WACHOVIA CORPORATION

               (A)   AMOUNT BENEFICIALLY OWNED:  See cover page

               (B)   PERCENT OF CLASS:           See cover page

               (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
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
               (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE                          SEE COVER PAGE

               (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE                        SEE COVER PAGE

               (III)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF             SEE COVER PAGE

               (IV)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF           SEE COVER PAGE


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      N/A

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      N/A

ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY.

               The securities to which this report relates are held by Wachovia
               Bank of North Carolina, NA, Wachovia Bank of Georgia, NA and
               Wachovia Bank of South Carolina, NA as trustees.  (See Exhibit
               A.)

               This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 10        CERTIFICATION:

               BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
               AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED
               FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR
               INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND
               WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY
               TRANSACTION HAVING SUCH PURPOSES OR EFFECT.
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



DATE:  February 14, 1997

FOR:   Wachovia Corporation


BY:    Ricky B. Nicks
   ---------------------------------------------
       Attorney-in-Fact
       Ricky B. Nicks, Executive Vice President
       Wachovia Operational Services Corporation
       (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for Equus II, Ltd., CUSIP 294766100, filed by Wachovia Corporation on February 14, 1997.)


--------------------------------------------------------------------------------
                                   EXHIBIT A
The following entities agree that this Schedule 13G is filed on their behalf by the Wachovia Corporation.


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                                       IRS IDENTIFICATION
             SUBSIDIARY                      NUMBER                       ITEM 3 CLASSIFICATION
----------------------------------------------------------------------------------------------------------
Wachovia Bank of Georgia, N.A.              58-0242985       Bank as defined by section 3(a)(6) of the Act
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Wachovia Bank of North Carolina, N.A.       56-0927594       Bank as defined by section 3(a)(6) of the Act
----------------------------------------------------------------------------------------------------------
Wachovia Bank of South Carolina, N.A.       57-0539952       Bank as defined by section 3(a)(6) of the Act
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